EXHIBIT 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 29, 2005	Contact:	Helen W. Cornell Vice President, Finance and CFO (217) 228-8209

GARDNER DENVER, INC. PRICES NOTES OFFERING

QUINCY, IL, (April 29, 2005) – Gardner Denver, Inc. (NYSE:GDI) announced today that it priced $125 million aggregate principal amount of its 8% Senior Subordinated Notes due 2013 in a private placement. The offering is expected to close on May 4, 2005. The notes will be unsecured senior subordinated indebtedness and will be guaranteed by certain of Gardner Denver’s domestic subsidiaries. Gardner Denver intends to use the proceeds from the sale of the notes, plus other available funds, to finance its pending acquisition of Thomas Industries Inc. and to repay certain outstanding indebtedness. The proceeds of the notes will be placed in escrow until completion of the acquisition, which is subject to Thomas Industries’ shareholder approval, regulatory approvals and other customary conditions. If the closing of the Thomas Industries acquisition does not occur by December 31, 2005, the notes will be redeemed.

The notes will be sold to qualified institutional buyers in reliance upon Rule 144A (and outside the United States in reliance on Regulation S) under the Securities Act of 1933. The offering of the notes will not be registered under the Securities Act of 1933, and the notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any notes or any other securities, nor will there be any sale of the notes or any other security in any jurisdiction in which such an offer or sale would be unlawful. This press release is issued pursuant to Rule 135c under the Securities Act of 1933.

Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the private Securities Litigation Reform Act of 1995, including, without limitations, the expected effect on earnings from the Thomas Industries acquisition. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to complete the Thomas Industries acquisition and identify, negotiate and complete other possible future acquisitions and (2) the list of other uncertainties and factors set forth in the Company’s 2004 10-K filed on March 15, 2005. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, even though its situation and circumstances may change in the future.

Gardner Denver, with 2004 revenues of $740 million ($896 million on a pro forma basis including the acquisition of Nash Elmo, which was completed in September 2004), is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).

###